Exhibit 99.1

j2 Global Announces Vivek Shah to Become Chief Executive Officer in January 2018

Hemi Zucker to Become Co-Managing Principal of OCV Management (“OCV”)

with j2 Global Becoming an OCV Limited Partner

j2 Global, Inc. (NASDAQ:JCOM) announced today that it has selected Vivek Shah to succeed Nehemia Zucker as Chief Executive Officer, effective January 1, 2018. The j2 Board of Directors believes Mr. Shah is a tested and dynamic executive capable of leading j2 Global into the future as a leading Internet information and services company with a continued focus on growth and profitability. Mr. Zucker will serve as CEO of j2 until the end of this year. On January 1, 2018, Hemi will join OCV, a venture capital firm organized by j2’s Chairman of the Board, Richard Ressler.

For the past five years, Mr. Shah has served as Chief Executive Officer of Ziff Davis, LLC, j2’s digital media business. During this time, he led the media business as it grew from approximately $50 million in annual revenues to more than $500 million. The Company’s media business is now poised to represent approximately half of j2’s total revenue in 2018. Prior to joining j2 in 2012, when j2 acquired Ziff Davis, Mr. Shah led the purchase of Ziff Davis in 2010 in partnership with a private equity firm. From 1995 to 2009, Mr. Shah held various management positions at Time, Inc., including Group President, Digital.

Mr. Zucker has been an integral part of the j2 senior management team for more than 20 years. He has managed the company as President since 2005 and then as CEO for the past 8 years, as j2 experienced a sustained period of rapid and highly profitable growth. Previous to his elevation to CEO, he held various senior management positions at j2 including Chief Financial Officer, Chief Operating Officer, Chief Marketing Officer and Co-President. Prior to joining j2, Mr. Zucker held a number of management positions at Motorola from 1980 to 1996, including Divisional Chief Operating Manager.

“I want to thank Hemi for his 21 years of service to j2 and its shareholders and, most importantly, for his 8 years as CEO. Hemi actually brought the j2 investment opportunity to me and has been with me at j2 since OCV made its initial $7 million investment in jfax.com in 1997. That initial investment was made at under $1 per share, and Hemi was instrumental in every significant step and decision along the way to the achievement of an almost hundred-fold increase in value. His leadership was key in j2’s transition from a small digital fax company to a multi-billion dollar market capitalization, diversified Internet company. I very much look forward to continuing to work with Hemi at OCV creating value for j2 and its stockholders,” said Mr. Ressler.

“I couldn’t imagine a better leader for j2 going forward than Vivek Shah. He joined us as the head of our digital media business when we purchased Ziff Davis almost five years ago with a clear vision of bringing operational excellence and a focus on profitable growth. The board believed that there were significant opportunities in the media space to replicate what j2 was already accomplishing in communications and business services. The realization of that early thesis is now on display at our media group. We expect that Vivek’s dynamic and proven leadership in this rapidly changing industry will be an exciting boost to all of j2 and its stakeholders,” added Mr. Ressler.

“j2 has an incredible collection of Internet information and services brands, an impeccable track record of profitable growth and talented employees all over the world. The opportunity for the company is immense and I am honored and grateful to be leading it during its next chapter. I want to thank Hemi for his tremendous service and leadership, and look forward to a smooth transition,” said Mr. Shah.

“For several years, j2 has looked for ways to invest in promising businesses and technologies that were not a fit with j2’s public company environment. With Hemi becoming a co-managing principal of OCV, all of the pieces are now in place to finalize that initiative. Hemi’s knowledge, experience and managerial expertise in the technology space joining with the great team at OCV gives j2 confidence that our $200 million commitment to OCV will generate excellent returns while allowing j2 a window into early stage investment opportunities that we were not previously pursuing,” said Robert Cresci, Lead Independent Director.

“I am honored and privileged to have served as CEO of this great company. I would like to thank my friends and colleagues at j2, who were indispensable to our success to date,” said Hemi Zucker. “I look forward to working with Vivek on his succession and ensuring a smooth transition plan,” he added. “A special thanks to our Board of Directors, and especially Richard, for supporting me throughout my career at j2. The opportunity to build great companies does not come to everyone, and I am grateful. Moreover, as a partner at OCV, I look forward to remaining an advisor and a part of the j2 family. I am excited by the new opportunity at OCV to build another great venture that I believe will also greatly benefit j2,” he added.

About j2 Global

j2 Global, Inc. (NASDAQ: JCOM) provides Internet services through two segments: Business Cloud Services and Digital Media. The Business Cloud Services segment offers Internet fax, virtual phone, unified communications, hosted email, email marketing, online backup and CRM solutions. It markets its services principally under the brand names eFax ®, eVoice ®, Onebox ®, FuseMail ®, Campaigner ®, KeepItSafe ®, Livedrive® and LiveVault®, and operates a messaging network spanning 50 countries on six continents. The Digital Media segment offers technology, gaming, lifestyle and healthcare content through its digital properties, which include PCMag, IGN, AskMen, Speedtest, Offers, ExtremeTech, Geek, Toolbox, Techbargains, emedia, Salesify, Everyday Health and others. As of December 31, 2016, j2 had achieved 21 consecutive fiscal years of revenue growth. For more information about j2, please visit www.j2global.com.

About OCV Management LLC

OCV Management LLC is a Los Angeles based investment adviser co-founded by Richard Ressler and Mark Yung in 2016. The firm leverages an investment strategy deployed successfully since 1993 and a team of seasoned professionals who have worked together for an average of 19 years. OCV invests in companies with differentiated technologies and compelling target markets, with the overriding objective of creating sustainable long-term value. As partners, OCV provides operational and financial expertise through its experienced principals, who have proven success as entrepreneurs, business leaders and investors across a variety of sectors including technology, healthcare, industrials, real estate and finance. OCV invests across all stages of a company’s growth cycle, and finds creative investment solutions to fit a company’s needs. For more information, visit http://www.ocvpartners.com.

j2 Global, Inc.

Laura Hinson

800-577-1790

press@j2.com

Source: j2 Global, Inc.